EXHIBIT 99.1

[LOGO] Press Release	Investor Relations Contact: Rod Cooper (831.439.2371) rod.j.cooper@seagate.com Media Relations Contact: Brian Ziel (831.439.5429) brian.ziel@seagate.com

SEAGATE TECHNOLOGY REPORTS FISCAL FOURTH QUARTER

AND YEAR-END 2004 RESULTS

SCOTTS VALLEY, CA – July 20, 2004 – Seagate Technology (NYSE: STX) today reported revenue of $1.34 billion, a net loss of $33 million, and a net loss per share of $0.07 for the quarter ended July 2, 2004. Included in these results are restructuring costs of $39 million. Excluding these restructuring costs and the associated tax impact, net income would have been $4 million and diluted earnings per share would have been $0.01, consistent with the company’s June 2, 2004 stated objective to manage the business for profitability. These results compare to revenue of $1.55 billion, net income of $160 million, and diluted earnings per share of $0.33 in the year-ago quarter.

For the fiscal year ended July 2, 2004, Seagate reported revenue of $6.22 billion, net income of $529 million and diluted earnings per share of $1.06. This compares to revenue of $6.49 billion, net income of $641 million and diluted earnings per share of $1.36 for the fiscal year ended June 27, 2003. Included in the fiscal year 2004 results is a $125 million income tax benefit in the third fiscal quarter and $59 million of restructuring expenses. Excluding these items, fiscal year 2004 net income and diluted earnings per share would have been $462 million and $0.93, respectively.

“The market dynamics in fiscal year 2004 presented many challenges for Seagate and the industry,” said Steve Luczo, Seagate’s chairman. “Despite these conditions, Seagate continued to leverage its leadership technology and product platforms into a wide-range of recently announced products which will result in the broadest product portfolio in the industry. In fiscal year 2005, we will deliver products for every major computing application from the data center to notebooks, and all major consumer markets from handheld devices to in-home digital video recorders. These new offerings will expand our current addressable market from approximately 75% to 97%, allowing Seagate to benefit more fully from the long-term growth opportunities forecast in both traditional computing and consumer electronics applications.”

Enterprise Products:

The company believes the total available market (TAM) for enterprise storage products was approximately 5.4 million units in the June quarter. Seagate shipped 2.57 million units. During the quarter Seagate expanded its enterprise product offerings with Savvio, the industry’s first 2.5-inch enterprise class disc drive, and is now shipping it to enterprise OEMs.

Based on current customer data, historical demand patterns and recent market growth rates, Seagate believes the TAM for enterprise storage products for the September quarter will be approximately 5.5 million units.

Desktop Products:

The company believes the TAM for desktop storage products was approximately 44 million units in the June quarter. Seagate shipped 13.4 million units. This TAM estimate includes all ATA disc drives used in a compute environment, excluding disc drives used in consumer electronics applications. Of the 13.4 million units Seagate shipped during the quarter, approximately 59% were sold to OEM customers and 41% were sold to distribution customers.

Based on current customer data, historical demand patterns and recent market growth rates, Seagate believes the TAM for desktop storage products for the September quarter will be approximately 50 million units.

Mobile Computing Products:

The company believes that in the June quarter the TAM for mobile computing storage products was approximately 12.1 million units. Seagate shipped 460,000 units. This market includes 2.5-inch and 1.8-inch disc drives used in notebook and other portable computers. The company believes its limited notebook disc drive product offerings have prevented it from addressing the majority of the market. Seagate will deliver two new notebook disc drives by the end of the calendar year that will allow the company to address the predominant portion of the notebook systems market.

Based on current customer data, historical demand patterns and recent market growth rates, Seagate believes the TAM for mobile computing storage products for the September quarter will be approximately 14.5 million units.

Consumer Electronics Products:

The company believes the TAM for consumer electronics storage products was approximately 6.3 million units in the June quarter. Seagate shipped 1.9 million units during the June quarter, nearly doubling its unit shipments quarter-over-quarter. This TAM estimate includes disc drives in all form factors used in mobile and in-home consumer electronics applications. Seagate’s June quarter shipments only included 3.5-inch disc drives. This quarter Seagate will begin shipping ST1, the industry’s first 5GB 1-inch disc drive for handheld devices such as digital music players, digital cameras and handheld video players. Later this year, Seagate will also expand its high-capacity disc drive offerings for in-home digital video recorders and home media servers.

Based on current customer data, historical demand patterns and recent market growth rates, Seagate believes the TAM for consumer electronics storage products for the September quarter, including all form factors, will be approximately 8-10 million units.

Drive Shipments (000’s)				Year-to-Date
	FQ404	FQ304	FQ403	FY04	FY03
Enterprise	2,566	2,499	2,898	10,376	10,518
Desktop	13,356	13,511	12,023	59,026	52,281
Mobile	460	957	8	3,625	8
Consumer Electronics	1,931	1,056	936	6,262	4,701

Total Unit Shipments	18,313	18,023	15,865	79,289	67,508

Business Review

Gross Margin: Gross margin was 17.1%, compared to 21.7% in the previous quarter. Margins were impacted by the continuation of price erosion.

Pricing: Decline in the average unit price (AUP) during the quarter on a blended basis for all Seagate products was approximately 5%.

Channel Inventory: The distribution channel inventory for Seagate personal storage products at the end of the June quarter was approximately 1 million units lower than when the quarter started. Using a 13-week rolling average for distribution sales out, this represented about 5 weeks of supply.

Revenue Breakdown: Revenue for the June quarter was 71% OEM and 29% distribution, compared to 65% and 35%, respectively, in the prior quarter. Revenue by geographic region was 33% for North America, 26% for Europe, and 41% for Asia Pacific.

Cash Flow: Cash flow generated from operations was $74 million, compared to $233 million in the previous quarter. Year-to-date cash from operations is approximately $635 million.

Cash Balance: As of July 2, 2004, the company had cash, cash equivalents and short-term investments totaling $1.18 billion, a decrease of $180 million from the prior quarter, primarily attributed to capital investment during the quarter.

Inventory Turns: Inventory turns for the June quarter were 9.9, an increase from 9.0 in the prior quarter. The total inventory balance at the end of the quarter was $449 million, down $33 million from the prior quarter.

Dividend: The company has declared a quarterly cash distribution of $0.06 per share to be paid on or before August 20, 2004 to all common shareholders of record as of August 6, 2004.

Capital Investment: Capital investment for the June quarter was $230 million. Capital investment for the twelve months ending July 2, 2004 was $605 million.

Business Outlook

Looking ahead, the hard disc drive industry is still facing challenging times as a result of longer product cycles, aggressive pricing and multiple competitors vying for customer demand. However, Seagate believes the industry is beginning to show some signs of improvement.

The recent actions Seagate has taken to align its cost structure with the current business environment coupled with the anticipated increase in customer demand in the September quarter and the company’s recent product announcements give Seagate greater confidence in its ability to operate profitably in the September quarter compared to the company’s outlook at the beginning of the June quarter. Additionally, as Seagate’s new products ramp to volume and the potential for more balanced industry dynamics emerge, there should be ongoing financial improvement during Seagate’s fiscal year. The company continues to look at opportunities for further cost reductions which may result in additional restructuring activities and restructuring charges in the future. Seagate will provide a business update the week of September 6, 2004.

Conference Call

Seagate Technology will hold a conference call to review the fiscal fourth quarter and year-end 2004 results at 2:00 p.m. Pacific Time today. The live webcast of the conference call can be accessed online at www.seagate.com. A replay of the call will be available beginning today at 5:00 p.m. Pacific Time through July 27 at 8:59 p.m. Pacific Time. The replay can be accessed from www.seagate.com or by telephone as follows:

USA: 800-642-1687

International: 706-645-9291

Access code: 7581951

For more information please visit: http://www.seagate.com/newsinfo/invest/financial_info

About Seagate

Seagate is the worldwide leader in the design, manufacturing and marketing of hard disc drives, providing products for a wide-range of Enterprise, Desktop, Mobile, and Consumer Electronics applications. The company is committed to delivering award-winning products, customer support and reliability, to meet the world’s growing demand for information storage. Seagate can be found around the globe and at www.seagate.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to future financial performance, price and product competition, customer demand for our products, and general market conditions. These forward-looking statements are based on information available to Seagate as of the date of this release and current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond the company’s control. In particular, such risks and uncertainties include the potential adverse impact resulting from the variable demand and the aggressive pricing environment for disc drives; dependence on the company’s ability to successfully introduce, qualify, manufacture in volume on a cost-effective basis and sell on a timely basis the new disc drive products announced by the company in June; and the adverse impact of competitive product announcements and possible excess industry supply with respect to particular disc drive products. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the company’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on August 21, 2003, and in the company’s Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on May 3, 2004. These forward-looking statements should not be relied upon as representing the company’s views as of any subsequent date and Seagate undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

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SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	July 2, 2004	June 27, 2003 (a)
ASSETS
Cash and cash equivalents	$422	$749
Short-term investments	761	445
Accounts receivable, net	690	611
Affiliate accounts receivable	1	—
Inventories	449	319
Other current assets	138	158

Total Current Assets	2,461	2,282
Property, equipment and leasehold improvements, net	1,301	1,111
Other assets, net	180	124

Total Assets	$3,942	$3,517

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$740	$640
Affiliate accounts payable	—	11
Accrued employee compensation	141	217
Accrued expenses	315	312
Accrued income taxes	48	179
Current portion of long-term debt	4	4

Total Current Liabilities	1,248	1,363
Other liabilities	100	93
Long-term debt, less current portion	739	745

Total Liabilities	2,087	2,201
Shareholders’ Equity	1,855	1,316

Total Liabilities and Shareholders’ Equity	$3,942	$3,517

(a)	The information in this column was derived from the Company’s audited consolidated balance sheet as of June 27, 2003.

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	July 2, 2004	June 27, 2003	July 2, 2004	June 27, 2003 (a)
Revenue	$1,336	$1,553	$6,224	$6,486

Cost of revenue	1,107	1,125	4,765	4,759
Product development	162	174	666	670
Marketing and administrative	65	81	290	357
Restructuring costs, net	39	2	59	9

Total operating expenses	1,373	1,382	5,780	5,795

Income (loss) from operations	(37)	171	444	691

Interest income	4	4	17	16
Interest expense	(10)	(11)	(45)	(47)
Other, net	13	1	12	—

Other income (expense), net	7	(6)	(16)	(31)

Income (loss) before income taxes	(30)	165	428	660
Provision for (benefit from) income taxes	3	5	(101)	19

Net income (loss)	$(33)	$160	$529	$641

Net income (loss) per share:
Basic	$(0.07)	$0.37	$1.17	$1.53
Diluted	(0.07)	0.33	1.06	1.36
Number of shares used in per share calculations:
Basic	459	434	452	418
Diluted	459	486	498	470

(a)	The information in this column was derived from the Company’s audited consolidated statement of operations for the year ended June 27, 2003.

SEAGATE TECHNOLOGY

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	GAAP July 2, 2004	Non-GAAP Adjustment (a)	Non-GAAP July 2, 2004
Income (loss) before income taxes	$(30)	$39	$9
Provision for (benefit from) income taxes	3	2	5

Net income (loss)	$(33)	$37	$4

Net income (loss) per share:
Basic	$(0.07)		$0.01
Diluted	(0.07)		0.01
Number of shares used in per share calculations:
Basic	459		459
Diluted	459		495

(a)	Non-GAAP Adjustment includes restructuring costs of $39 million and related tax impact.

	Fiscal Year Ended
	GAAP July 2, 2004	Non-GAAP Adjustment (b)	Non-GAAP July 2, 2004
Income before income taxes	$428	$59	$487
Provision for (benefit from) income taxes	(101)	126	25

Net income	$529	$(67)	$462

Net income per share:
Basic	$1.17		$1.02
Diluted	1.06		0.93
Number of shares used in per share calculations:
Basic	452		452
Diluted	498		498

(b)	Non-GAAP Adjustment includes restructuring costs of $59 million and the related tax impact and a tax benefit of $125 million in the quarter ended April 2, 2004 associated with the reversal of an accrual for potential tax indemnification amounts.

We believe these non-GAAP measures are useful to investors because they provide an alternative method for measuring the operating performance of the Company’s business, excluding the tax benefit and restructuring charges.

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Fiscal Year Ended
	July 2, 2004	June 27, 2003
OPERATING ACTIVITIES
Net income	$529	$641
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	422	443
VERITAS tax indemnification	(125)	—
Other non-cash operating activities, net	17	19
Changes in operating assets and liabilities:
Current assets and liabilities	(184)	(163)
Non-current assets and liabilities	(24)	(58)

Net cash provided by operating activities	635	882

INVESTING ACTIVITIES
Acquisition of property, equipment and leasehold improvements	(605)	(516)
Purchases of short-term investments	(4,143)	(3,408)
Maturities and sales of short-term investments	3,822	3,194
Other investing activities, net	(36)	(24)

Net cash used in investing activities	(962)	(754)

FINANCING ACTIVITIES
Repayment of long-term debt	(6)	(2)
Issuance of common shares	96	299
Distributions to shareholders	(90)	(288)

Net cash provided by financing activities	—	9

Increase (decrease) in cash and cash equivalents	(327)	137
Cash and cash equivalents at the beginning of the period	749	612

Cash and cash equivalents at the end of the period	$422	$749